UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2016

DAVIDsTEA Inc.

(Exact name of registrant as specified in its charter)

Canada	98-1048842
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

001-37404

(Commission File Number)

5430 Ferrier, Mount-Royal,
Québec, Canada	H4P 1M2
(Address of principal executive offices)	(Zip Code)

(888) 873-0006

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2016, DAVIDsTEA Inc. (the “Company”) announced that Sylvain Toutant,  President and Chief Executive Officer of the Company, will be leaving the Company to pursue other interests. It is the intention of both the Company and Mr. Toutant that he will serve in his current role until the end of the current fiscal year. Upon the effective date of his departure, Mr. Toutant will also cease his directorship held with the Company.

In connection with Mr. Toutant’s coming departure, the Company and Mr. Toutant entered into on October 20, 2016 a letter agreement describing the terms of his separation (the “Letter Agreement”).  Pursuant to the Letter Agreement, and in exchange for certain covenants from Mr. Toutant, including a release of claims, Mr. Toutant will continue to receive his current salary for a period of 18 months following his separation as well as a cash performance bonus for fiscal 2016 at the level determined by the human resources and compensation committee according to previously approved performance targets and to be paid in one payment.  In addition, all of the unvested options currently held by Mr. Toutant shall accelerate effective upon the date of his separation.  The  awards of options will remain exercisable for a period of 180 days following the date of his separation.  The Company agreed to reimburse out of pocket legal expenses up to CDN $10,000  incurred by Mr. Toutant in connection with the Letter Agreement.

The foregoing description of the Letter Agreement is incomplete and is qualified entirely by the Letter Agreement, which the Company expects to file as an exhibit to its next quarterly report.

Item 7.01      Regulation FD Disclosure.

A copy of the press release announcing Mr. Toutant’s leaving the Company is attached hereto as Exhibit 99.1.  The press release is being furnished with this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall such document be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

99.1  Press release dated October 21, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVIDsTEA Inc.

	By:	/s/ Luis Borgen
		Name:	Luis Borgen
		Title:	Chief Financial Officer

Date: October 21, 2016